NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                        OPTEK TECHNOLOGY, INC.
                         1215 West Crosby Road
                       Carrollton, Texas  75006

                       To Be Held March 16, 1999

        Notice is hereby given that the Annual Meeting of Stockholders of Optek Technology, Inc. will be held on Tuesday, March 16, 1999, at 10:00 a.m., Dallas, Texas time at the offices of the Company, 1215 West Crosby Road, Carrollton, Texas 75006, for the following purposes:

       1. To elect a Board of Directors of seven (7) persons as nominated in the accompanying Proxy Statement, such Directors to hold office until the next annual meeting of stockholders and until their successors are elected;

       2. To approve an amendment to the Company's Restated
Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 12,000,000 to 25,000,000; and

       3. To transact such procedural matters as may properly be brought before the meeting or any adjournment or adjournments thereof.

       Said meeting may be adjourned from time to time without other notice than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

       The Board of Directors has fixed January 15, 1999 as the date for taking of a record of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed.

       Enclosed is a form of Proxy solicited by the Board of Directors of the Company. Stockholders who do not plan to attend the meeting in person are requested to date, sign and return the enclosed Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Your Proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and prefer to vote in person.

                         BY ORDER OF THE BOARD OF DIRECTORS
                         THOMAS R. FILESI
                         Chairman and Chief Executive Officer
Carrollton, Texas
January 29, 1999
PAGE

                         OPTEK TECHNOLOGY, INC.
                         1215 West Crosby Road
                        Carrollton, Texas 75006

                            PROXY STATEMENT
                 Solicitation by the Board of Directors
                    of Proxies from Stockholders for
                   the Annual Meeting of Stockholders
                      to be held on March 16, 1999

       The Board of Directors of Optek Technology, Inc. (hereinafter called "Optek" or the "Company") solicits your proxy in the enclosed form, which you are requested to fill out, sign as indicated and return to the Company in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. The approximate date on which this Proxy Statement and form of proxy will be sent to security holders is February 5, 1999.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date. Any written revocation may be delivered in person or mailed to the Company at the address set out above. A stockholder who attends the Annual Meeting in person may revoke his proxy at the Annual Meeting and vote in person if he so desires.

       Proxies are being solicited by mail and all expenses of solicitation have been or will be borne by the Company.

       January 15, 1999 has been fixed as the date of record for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. At the close of business on that date, 7,733,130 shares of Common Stock, par value $0.01 per share (the Common Stock ), were issued and outstanding, each share entitling the holder thereof to one vote. Cumulative voting in the election of Directors is not allowed.

       The presence, in person or by proxy, of record holders of a majority of the shares of Common Stock outstanding as of the date of record constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Because Directors are elected by a plurality of the votes cast by stockholders, abstentions and broker non-votes are not counted and have no effect in determining which candidates have received the highest number of votes and are elected, except in affecting the total number of votes cast for a nominee. The vote of a majority of the outstanding shares of the Company's Common Stock is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation; an abstention or non-vote will deny the proposed amendment the votes represented by those shares. Under certain circumstances, if you do not exercise the voting rights of stock in which you hold a beneficial interest, those shares might be voted by the record holder.

       All shares of the Company's Common Stock represented by proxies received in time and in proper form and condition and not revoked will be voted as specified in the proxy, or in the absence of specific direction, the proxy will be voted by the person designated therein:

       1. FOR the election as Directors of the Company of the seven (7) nominees named below to hold office until the next annual meeting of stockholders and until their respective successors shall be duly elected. In the event any of such nominees becomes unable to serve as a Director, the proxies will be voted in accordance with the best judgment of the person acting under it.

       2. FOR approval of an amendment to the Company's Restated
Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 12,000,000 to 25,000,000.

       The management knows of no other matters to be submitted to the 1999 Annual Meeting with respect to which the stockholders are entitled to vote, but if other procedural matters do properly come before the meeting, the persons named in the proxy will vote according to the best judgment of the appointed proxy.

PAGE

                    SECURITIES OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information regarding the Company s Common Stock held at January 15, 1999 by (i) each stockholder known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's executive officers and Directors, and (iii) all executive officers and Directors as a group. To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.


Name and Address                   Number         Percentage(1)
----------------                   ------         -------------
F.S. Warrant, L.P. (2)........
  901 East Byrd Street, 17th Floor 650,000         8.4%
  Richmond, VA 23219

Wellington Management Company,
LLP(3) .......................     633,000         8.2%
  75 State Street
  Boston, MA 02109

T. Rowe Price Associates, Inc.(4)  628,000         8.1%
  100 East Pratt St.
  Baltimore, MD 21289

Beru Aktiengelsellschaft ......    540,000         7.0%
  Moerikestrasse 155
  71636 Ludwigsburg, Germany

Thomas R. Filesi (5) ..........    396,167         5.1%
  1215 West Crosby Road
  Carrollton, TX 75006

Jerry L. Curtis ...............    -              -

Richard G. Dahlberg(6) ........     43,473        *

Thomas S. Garrett(7) ..........     90,667         1.2%

William J. Collinsworth(8) ....     33,783        *

Robert J. Kosobucki(9) ........     55,317        *

Michael E. Cahr(10) ...........     83,000         1.1%

William H. Daughtrey, Jr.(11) .      8,722        *

Grant A. Dove .................    206,736         2.7%

Rodes Ennis(12) ...............     50,500        *

Wayne Stevenson(13) ...........     22,750        *

All executive officers and
Directors as a group (11
persons)(14) .................     991,115        12.4%

----------------------
* Less than 1%.
PAGE

       (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares over which the listed beneficial owner holds sole or shared voting or dispositive power. In addition to shares actually outstanding, all shares subject to warrants and options exercisable within 60 days of January 29, 1999 are deemed outstanding and beneficially owned by the person holding such options and warrants for purposes of computing the number of shares beneficially held by such person and the percentage ownership of such person, but are not deemed to be outstanding for the purposes of computing percentage ownership of any other person.

       (2) The indicated shares may also be deemed to be beneficially owned by Dominion Resources, Inc., the indirect parent company of F.S. Warrant, L.P. and by other affiliated entities.

       (3) Wellington Management Company, LLP is an investment advisor having its business address at 75 State
Street, Boston, Massachusetts 02109.

       (4) Includes 246,000 shares that may also be deemed to be owned by T. Rowe Price Small Cap Stock Fund, Inc. and 200,000 shares that may also be deemed to be owned by T. Rowe Price Small Cap Value Fund, Inc.. T. Rowe Price Associates, Inc. is a publicly traded investment advisor and T. Rowe Price Small Cap Fund, Inc. and T. Rowe Price Small Cap Value Fund, Inc. are publicly traded investment companies managed by T. Rowe Price Associates, Inc., the address for both of which is 100 East Pratt Street, Baltimore, Maryland 21202.

       (5) Includes 95,167 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (6) Includes 18,001 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (7) Includes 15,334 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (8) Includes 33,333 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (9) Includes 34,303 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (10) Includes 3,500 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999. Also includes 6,500 shares owned of record by Mr. Cahr's wife of which Mr. Cahr may be deemed the beneficial owner.

       (11) Includes 3,500 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (12) Includes 24,500 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (13) Includes 22,750 shares that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 29, 1999.

       (14) Includes 251,389 shares that may be acquired upon exercise of stock options and warrants which are presently exercisable or will become exercisable within 60 days of January
29, 1999.
PAGE

Compliance With Section 16(a) of the Exchange Act.

       Based solely upon a review of Forms 3, 4 and 5 furnished to the Company and upon written representations received by the Company, the following persons were all Directors, executive officers or beneficial owners of more than 10 percent of the Company's Common Stock during fiscal 1998 who failed to file any such report on a timely basis, and the following table summarizes the timeliness of all reports filed by them during that fiscal year:

                                   Reports Filed
       Name                        Timely    Late
       -----                       ------    ----
       Thomas R. Filesi                      1
       Richard Dahlberg            2         2
       Thomas S. Garrett           2         2
       William J. Collinsworth               1
       Robert Kosobucki            2         2

       Based thereon, none of such persons failed to file any
report under Section 16(a) of the Exchange Act with respect to the Company's most recent fiscal year.
                ELECTION OF DIRECTORS AND INFORMATION
           AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

       At the 1999 Annual Meeting, the stockholders of the Company will elect seven (7) directors, in each case to hold office until the next Annual Meeting and until their respective successors shall be duly elected. To be elected a Director, each nominee must receive a plurality of all votes cast at the meeting. There will be submitted by the Board of Directors to the 1999 Annual Meeting for election as Directors the following seven (7) nominees:

       Thomas R. Filesi
       Jerry L. Curtis
       Michael E. Cahr
       William H. Daughtrey, Jr.
       Grant A. Dove
       Rodes Ennis
       Wayne Stevenson

All of the nominees are now Directors of the Company and, except for Mr. Curtis, were elected to their present terms of office at the Annual Meeting of Stockholders in March 1998. Certain information concerning each of these nominees is set forth below. In the event any of the nominees becomes unable to serve as a Director, the proxy will be voted in accordance with the best judgment of the person acting under it; however, no circumstances are at present known which would render any nominee unavailable.

       The Directors and executive officers of the Company are as follows:

     Name                Age       Position
     ----                ---       --------

     Thomas R. Filesi    63        Director, Chairman and Chief
                                   Executive Officer

     Jerry L. Curtis     49        Director, President and Chief
                                   Operating Officer

     Michael C. Cahr     58        Director

     William H.
     Daughtrey           58        Director

     Grant A. Dove       70        Director

     Rodes Ennis         62        Director

     Wayne Stevenson     63        Director

     Richard G. Dahlberg 44        Senior Vice President,
                                   Engineering

     Thomas S. Garrett   52        Senior Vice President,
                                   Operations

     William J.
     Collinsworth        48        Vice President, Finance and
                                   Chief Financial Officer

     Robert J.
     Kosobucki           47        Vice President, Worldwide
                                   Sales and Marketing

       Mr. Filesi has served as Chief Executive Officer and a Director of the Company since April 1991. Before joining the Company, he was employed by Motorola, Inc. Semiconductor Products Sector for 21 years, completing his tenure there as Director of Manufacturing, RF Products.

       Mr. Curtis was elected President, Chief Operating Officer and Director in May 1998. Prior to joining the Company, he was employed by Motorola, Inc. Semiconductor Products Sector for 25 years, completing his tenure there as a Vice President and General Manager.

       Mr. Dahlberg was elected Vice President, Engineering in March 1994 and became a Senior Vice President in December 1997. Mr. Dahlberg has been employed by the Company since 1983 and has served in various engineering capacities. He is a Registered Professional Engineer in the State of Texas.

       Mr. Garrett joined the Company in October 1991 as Vice President, Operations and became a Senior Vice President in December 1997. In April 1988 he founded Garrett Consulting Group and was President of that firm until December 1990, at which time it merged with Northwest Technology Group, Inc. These companies provided comprehensive consulting services to the microelectronics and other high technology related industries.

       Mr. Collinsworth joined the Company as Vice President, Finance and Chief Financial Officer in October 1996. From 1993 until joining the Company, he was an independent financial consultant specializing in start-up and troubled companies. In that role, he worked with several private companies and also served as Chief Financial Officer for Value Added Communications, Inc. ("VAC"), a provider of telecommunications services and equipment, from June 1994 to October 1994. In November 1995, VAC filed for protection under Chapter 11 of the Bankruptcy Code.

       Mr. Kosobucki joined the Company as Vice President, Worldwide Sales and Marketing in July 1995. From 1991 to 1995, he served in various strategic marketing and sales capacities for Summagraphics Corp., a manufacturer of computer-based printers and plotters, most recently as Director of Strategic Sales and Product Marketing. He is a Registered Professional Engineer in the State of New York.

       Mr. Cahr was elected a Director of the Company in August 1988. He is Chairman of Allscrips Pharmaceuticals, Inc., a private company engaged in the sale of prepackaged pharmaceuticals, having previously served as President and Chief Executive Officer from January 1995 to December 1997. Until late 1994 he was Manager of Venture Capital at Allstate Insurance Company in Northbrook, Illinois, having been with Allstate Insurance Company since 1987.

       Mr. Daughtrey was elected a Director of the Company in March 1992. Mr. Daughtrey is currently President of Princeton Associates, Inc., a management consulting firm. Prior to founding Princeton Associates, Inc. in January 1991, he was Group Managing Partner for Virginia/Maryland Management Consulting Services at Coopers & Lybrand, Richmond, Virginia from December 1984. On September 1, 1995, JGB Industries, Inc., a company for which Mr. Daughtrey had formerly served as interim President and Chief Executive Officer from November 1993 to August 1995, filed for protection under Chapter 11 of the Bankruptcy Code.

       Mr. Dove was elected a Director of the Company in July 1989. He was Chairman of the Board from March 1993 through May 1998. He is currently a managing partner of Technology Strategies & Alliance, a strategic planning and investment banking firm. He spent 28 years with Texas Instruments Incorporated, retiring in 1987 as Executive Vice President. He then served as Chairman and Chief Executive Officer of Microelectronics and Computer Technology Corporation, a research and development consortium, retiring in 1992. He currently serves on the boards of the Cooper Cameron Corporation, an oilfield services company;
Media One Group, a provider of telecommunications and cable television; and Intervoice, Inc., a telecommunications equipment and software sales provider.

       Mr. Ennis was elected a Director of the Company in February 1987. Mr. Ennis currently serves as a general management consultant and formerly served as President of the Journeys and Hardy Divisions of Genesco, Inc., a footwear retailer, from March 1990 to December 1992.

       Mr. Stevenson was elected a Director of the Company in September 1992. Mr. Stevenson is the Chairman and Chief Executive Officer of CSI Control Systems International, Inc., a private firm engaged in the manufacture and installation of environmental controls for the commercial market, a position he has held since 1986.

       Directors are elected annually and serve until their successors are duly elected and qualified. Officers serve at the discretion of the Board, subject to contractual rights. There is no family relationship between any Director, nominee for Director or executive officer of the Company.

       The Company's Board of Directors has appointed a Compensation Committee, composed of the non-employee Directors Cahr, Ennis and Stevenson; an Audit Committee, composed of the non-employee Directors Ennis, Daughtrey and Stevenson; and a Board Affairs Committee composed of the non-employee Directors Daughtrey, Cahr and Stevenson. The Compensation Committee administers the Company's employee benefit plans and sets executive compensation. The Audit Committee has been appointed to review the Company's financial statements and its relationship with its independent auditors. The Board Affairs Committee selects nominees for the Board of Directors to be presented for consideration to the Company s stockholders and reviews the remuneration of non-employee Directors; the committee will consider nominees recommended by stockholders submitted in the manner provided for stockholders proposals herein.

       During the fiscal year ended October 30, 1998, the Compensation Committee held four meetings, the Audit Committee held two meetings and the Board Affairs Committee held one meeting. During the fiscal year ended October 30, 1998, the Company's Board of Directors held a total of seven meetings, and each incumbent Director then serving attended at least 75% of the aggregate number of meetings of the Board and its Committees.

PAGE

                    EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table summarizes monetary and non-monetary compensation awarded to, earned by or paid to the Company s six most highly compensated officers during the three fiscal years ended October 30, 1998:

                                                       Long-Term
                                                       Compen-
                                                       sation
                                                       Awards
                                                       Number of
                                                       Shares
                                                       Subject
Name and Principal       Annual Compensation           to Options
Position                 Year      Salary    Bonus     Granted
-------------------      ----      ------    -----     -------
Thomas R. Filesi,        1998      $203,461  $150,000  12,000
  Chairman and Chief     1997       185,000   200,000  10,000
  Executive Officer      1996       175,000   175,000  10,000

Jerry L. Curtis,         1998      $96,923(1) 100,000(2) 100,000
  President and Chief
  Operating Officer

Richard G. Dahlberg      1998      $100,000  $65,000   10,000
  Senior Vice President, 1997       100,000   80,000    8,000
  Engineering            1996        91,400   65,000    8,000

Thomas S. Garrett        1998      $121,000  $65,000   10,000
  Senior Vice President, 1997       121,000   80,000    8,000
  Operations             1996       115,000   75,000    8,000

William J. Collinsworth, 1998      $135,000  $65,000   20,000
  Vice President,        1997       135,000   70,000   20,000
  Finance                1996         5,192(3)         20,000
  and Chief Financial
  Officer

Robert J. Kosobucki      1998      $100,000  $65,000   10,000
  Vice President,        1997       100,000   70,000    8,000
  World Wide Sales       1996       89,811(4) 52,000    8,000
  and Marketing

(1)    Represents compensation paid from May 1998 through October
30, 1998.
(2) Includes $50,000 paid as a signing bonus, but does not include $43,000 paid for moving expenses.
(3)    Represents compensation paid for October 1996.
(4)    Does not include $44,900 paid for moving expenses.

Option Grants

       The following table contains information about stock options granted to the executive officers named in the preceding table during the fiscal year ended October 30, 1998:


                    Percentage
                    of Total                 Potential
                    Options                  Realizable
          Number    Granted                  Value at
          of        to                       Assumed
          Shares    Emplo-                   Annual Rates
          Under-    yees   Exer-             of Stock Price
          lying     in     cise    Expira-   Appreciation
          Options   Fiscal Price   tion      for Option Term
Name      Granted   Year ($/Share) Date      5%($)     10%($)
----      -------   ---- --------- ----      -----     ------
Thomas R.
Filesi     12,000   4.1% $27.0625  3/16/08   $204,232  $ 517,601

Jerry L.
Curtis    100,000   34.3% 22.4375  5/17/08  1,411,072  3,575,965

Richard G.
Dahlberg   10,000    3.4% 27.0625  3/16/08    170,193    431,307

Thomas S.
Garrett    10,000    3.4% 27.0625  3/16/08    170,193    431,307

William J.
Collins-
worth      20,000    6.9% 27.0625  3/16/08    340,387    862,614

Robert J.
Kosobucki  10,000    3.4% 27.0625  3/16/08    170,193    431,307

Option Exercises And Fiscal Year End Option Values

       The following table reflects, for each of the previously named executive officers, option exercises during the fiscal year ended October 30, 1998, the number of shares underlying both exercisable and unexercisable options as of the fiscal year end and the value of unexercised in the money options as of the fiscal year end:



                              Number
                              of Shares       Value of
          Number              Underlying      Unexercised
          of                  Unexercised     In the Money
          Shares              Options at      Options at Fiscal
          Acquired  Value     Fiscal Year End Year End(2)
          on        Realized  Exer-  Unexer-  Exer-    Unexer-
Name      Exercise  (1)       cisable cisable cisable  cisable
----      --------  -----     ------- ------- -------  -------
Thomas R.
Filesi         0        0     84,499    22,001 $1,071,932 $66,392

Jerry L.
Curtis         0        0          0   100,000          0       0

Richard G.
Dahlberg  18,665  280,409      9,334    18,001     89,922  53,116

Thomas S.
Garrett    7,999  114,664      6,667    18,001     75,504  53,116

William J.
Collinsworth   0        0     19,999    40,001    143,360 144,240

Robert J.
Kosobucki  4,155   70,260     25,636    18,001    257,747  53,116


(1) For purposes of calculating the value realized, the Company has used the closing price as reported by Nasdaq on the date of exercise.

(2) For purposes of calculating the value of unexercised in the money options, the Company has used the closing price as reported by Nasdaq as of October 30, 1998.

Employment Agreements

       The Company has entered into employment agreements with the Chairman, President and Vice Presidents of the Company. The agreements provide a term of three years, three years and two years, respectively, with evergreen provisions extending the term an additional year at the end of each year of service unless either party gives notice of intent not to renew at least six months, six months and three months, respectively, prior to the end of each year of service. These agreements also provide for a lump sum payment of the lesser of the compensation payable during the balance of the term or the amount $1.00 less than a parachute payment under the Internal Revenue Code if certain terms of the executives employment are altered and the executive elects to terminate after a change of control of the Company.
All such agreements contain provisions assigning all discoveries by the employee to the Company and restricting use or disclosure of confidential information.


Compensation Committee Report on Executive Compensation

       The Compensation Committee reviews and recommends to the Board of Directors the compensation payable to the executive officers of the Company. The determination of base salary has been based in the past largely upon that level required to compete with other employers in the industry in which the Company is engaged. The Compensation Committee annually reviews compensation payable to the executives and the award of options and other nonmonetary benefits to those individuals.

       At present, the Compensation Committee has determined to increase the base salaries of the Company's more highly paid personnel only modestly from year to year. The intent of this policy is to have base salaries in the lower range of competitive industry companies, but to use at risk cash bonuses to augment total cash compensation when Optek performs well.

       As a result, the chief executive officer and other officers of the Company were awarded bonuses based upon their performance related to goals established prior to the beginning of the fiscal year. The Committee believes that providing key managerial personnel the means to achieve additional compensation through these programs stimulates the kind of productive efforts evidenced during the last several fiscal years.

       Further, to provide longer-term incentives, the Compensation Committee has awarded stock options which will provide a return to these executives commensurate with the Company's success. During 1998, the Committee approved awards of ten year stock options to key managerial personnel in order to give incentive to management to implement a long-term strategic plan and to align their interests with those of the stockholders.

                    Michael E. Cahr
                    Rodes Ennis
                    Wayne Stevenson


Directors Compensation

       Non-employee Directors of the Company receive a yearly fee of $12,000 paid in quarterly installments, $1,000 for each Directors meeting attended, $2,000 per year committee chairman fee to be paid in quarterly installments, and $750 for each committee meeting attended outside of the regularly scheduled board meetings and are reimbursed for travel expenses incurred in connection with each such meeting.

       Each non-employee Director of the Company is also awarded upon election at an annual meeting of stockholders options to acquire up to 3,500 shares of the Common Stock pursuant to the Company's Directors Formula Award Plan. These awards contain the following rights:

       1. Stock Options - Options to acquire common stock which are not entitled to treatment as incentive stock options under the Internal Revenue Code.
       2. Reload Options - Options to reacquire shares of common stock which are used to exercise stock options at the market price used for such exercise.
       3. Alternative Appreciation Rights - Rights to acquire an equivalent number of shares equal in terms of present market value to the difference between current market value and exercise price of the stock purchasable pursuant to any of the preceding options.

       The exercise price of all options granted is equal to the fair market value of the Company's Common Stock on the date of grant. Each option awarded pursuant to the plan vests and becomes fully exercisable if such individual continues to serve as a Director until the next annual meeting of stockholders. Options granted under the plan expire ten years from the date of grant, and no option may be exercised by any person after the expiration of its term.

       In addition, each non-employee Director of the Company is entitled to participate under the Directors' Formula Compensation Plan. Under the plan, each participant may by written election to the Company delivered by December 31 of a calendar year elect, in lieu of all or part of the annual retainer otherwise payable to him during the following calendar year: (a) to defer payment of such amounts until after he has ceased to be a Director, to be paid in ten annual installments bearing interest at the prime rate or upon his death; (b) to receive shares of the Company's Common Stock, the number of shares to equal the amount of the retainer for which an election is given divided by the greater of (i) the fair market value of the Company's
Common Stock on the date of grant; or (ii) $5.00 per share; or
(c) to receive options to purchase at an exercise price equal to 50% of the fair market value determined in the manner set forth above the number of shares of the Company's Common Stock determined by dividing the amount elected by the difference between the market price of the Common Stock and the exercise price.


Compensation Committee Interlocks and Insider Participation

       During fiscal 1998, Mr. Dove served on the Compensation Committee of CSI Control Systems International, Inc., a private company of which Mr. Stevenson is Chairman and Chief Executive Officer. During this same period, Mr. Stevenson served on the Company's Compensation Committee.


Transaction with First Source

       On May 1, 1998, First Source Financial LLP, formerly the secured lender to the Company, exercised its warrant to purchase 3,150,000 shares of the Common Stock for an exercise price of $0.50 per share. These shares have subsequently been registered under the Securities Act of 1933 at the Company's expense (approximately $200,000), and a substantial portion of them have been sold in a public offering.

PAGE

HISTORICAL STOCK PERFORMANCE

       The following graph compares the cumulative stockholder return on the Company's Common Stock with the cumulative return of (1) equity securities listed on the NASDAQ Market Index and
(2) other companies reporting results who are classified in the same Standard Industrial Classification number as the Company.





       Graph depicts comparative performance reflecting the following data points:

                 Compare 5-Year Cumulative Total Return
                      Among Optek Technology, Inc.
                 Nasdaq Market Index and SIC Code Index

          Oct. 29, Oct. 28, Oct. 27, Oct. 31,  Oct. 31,  Oct. 30,
          1993     1994     1995     1996      1997      1998

       -------- -------- -------- --------  --------  --------



Optek
Technology,
Inc.      100.00   157.14   428.57   1171.43   2072.00   1986.29

Electronic
Components
& Access  100.00   119.98   223.82    241.08    340.16    337.54

NASDAQ
Market
Index     100.00   106.32   126.11    148.10    194.09    219.46

PAGE

                    PROPOSAL TO INCREASE NUMBER OF
                  AUTHORIZED SHARES OF COMMON STOCK
                    FROM 12,000,000 TO 25,000,000

       The Board of Directors has unanimously adopted a resolution, subject to stockholder approval, amending the Company's Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock from 12,000,000 to 25,000,000. The Board submits that resolution, which follows, to the stockholders:

     "Resolved, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation be amended to read as follows:

          Fourth:   The total number of shares of all
          classes of stock which the corporation shall have the authority to issue is Twenty-Six Million
          (26,000,000) shares, of which One Million
          (1,000,000) shares shall be Preferred Stock, par value $0.01 per share ("Preferred Stock"), and Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $0.01 per share ("Common Stock")."

       If the proposed amendment is adopted by the stockholders, the Company plans to file a Certificate of Amendment to the Restated Certificate of Incorporation to be effective as soon as practicable following the Annual Meeting of Stockholders.

       On January 28, 1999, of the 12,000,000 authorized shares of Common Stock, a total of 7,700,141 shares was outstanding; 552,024 shares were reserved for issuance under the Optek Technology, Inc. Long-Term Stock Investment Plan; 750,000 shares were reserved for issuance under the 1998 Stock Option Plan; 151,000 shares were reserved for issuance under the Directors' Formula Award Plan and 100,000 shares were reserved for issuance under the Directors' Formula Compensation Plan.

       The Board believes that authorization of the additional shares of Common Stock may be required for the Company's future growth, both through acquisitions and through expansion of existing business, or by reason of stock dividends or splits, which in the long run may tend to broaden ownership of the Company's stock. Authorization of such additional shares in such event could significantly improve the Company's bargaining position in negotiating possible acquisitions of other businesses and in the handling of any merger proposals which might be offered. Such authorization will also provide the Company with greater flexibility in financing future expansion of its existing business. The Company presently has no commitments or understanding for the issuance of shares of Common or Preferred Stock or for stock dividends or splits, although such matters have been and will continue to be considered from time to time. The Board does not intend to issue any shares except upon terms that the Board deems to be in the best interest of the Company and its stockholders.

       The additional shares of Common Stock which are proposed for authorization may be issued at the discretion of the Board of Directors for any corporate purpose without future action by the stockholders, except as required by law, applicable market regulations or otherwise. The Non-Quantitative Designation Criteria of the Nasdaq National Market, as currently in effect, would require stockholder approval in connection with an issuance of Common Stock (including securities convertible into Common Stock) (i) in connection with the acquisition of the stock or assets of another company if the Common Stock to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance or the number of shares to be issued is equal to or in excess of 20% of the number of shares outstanding before the issuance; (ii) in connection with any transaction, other than a public offering, involving the issuance of Common Stock having voting power equal to or in excess of 20% of the voting power outstanding before such issuance or equal to or in excess of 20% of the Common Stock outstanding before such issuance for less than the greater of book or market value, or
(iii) if the issuance would result in a change of control of the Company.

       Stockholders do not have preemptive rights with respect to the Common Stock and such shares may be issued without first offering such shares to the stockholders.

       The Board believes it will be advantageous to the Company and its stockholders for management to be in a position to act promptly with respect to stock dividends and splits, and with respect to investment in, or acquisition of, other companies, without the expense and passage of time necessarily involved in arranging special meetings of the stockholders to authorize additional shares.

       An increase in the number of authorized shares of Common Stock could enable the Board of Directors to take certain actions making it more difficult for a third party to acquire control of the Company. This proposed Amendment to the Restated Certificate of Incorporation is not made in response to any takeover offer and the Company is not aware of any such offer. The issuance of additional shares by the Company may also have a dilutive effect on earnings per share and would have a dilutive effect on the percentage ownership interest of the present holders of the Company's Common Stock.

       The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required for the adoption of the proposed amendment.

       The Board of Directors of the Company recommends that the stockholders vote FOR the amendment of the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock.



                    INDEPENDENT AUDITORS

       The Board of Directors of the Company has selected KPMG LLP as the Company s auditors for fiscal 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to be held on March 16, 1999 to make any statement if they desire to do so and to respond to any appropriate questions of the stockholders.



                       STOCKHOLDERS' PROPOSALS

       The day by which proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must be received by the Company for inclusion in the Company s proxy statement and form of proxy relating to that meeting is October 1, 1999.

       It is important that proxies be returned promptly. Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the 1999 Annual Meeting, you may revoke your proxy and vote in person if you so desire; otherwise your proxy will be voted for you.

                         BY ORDER OF THE BOARD OF DIRECTORS
                         Thomas R. Filesi, Chairman
Carrollton, Texas
January 29, 1999
PAGE

NOTICE: Upon written request from a stockholder of record at January 15, 1999 (or from any beneficial owner representing that he/she is or was entitled to vote at the meeting), the Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended October 30, 1998, as filed with the Securities and Exchange Commission, including financial statements and schedules thereto and a list of exhibits not contained therein. The Company will furnish copies of the full text of any of the exhibits described in the list of exhibits accompanying the Annual Report on Form 10-K, if requested, upon payment in advance of the prescribed fee limited to the Company s reasonable expenses incurred in providing copies of the exhibits.

Requests should be directed to:

          William J. Collinsworth
          Vice President - Finance and Chief Financial Officer
          Optek Technology, Inc.
          1215 West Crosby Road
          Carrollton, Texas  75006